Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-216533

Prospectus Supplement No. 12
(To Prospectus filed on April 28, 2017, as supplemented
by Prospectus Supplement No. 1 dated May 22, 2017, Prospectus Supplement No. 2 dated May 22, 2017, Prospectus Supplement No. 3 dated June 2, 2017, Prospectus Supplement No. 4 dated June 14, 2017, Prospectus Supplement No. 5 dated June 26, 2017, Prospectus Supplement No. 6 dated June 30, 2017, Prospectus Supplement No. 7 dated August 3, 2017, Prospectus Supplement No. 8 dated August 14, 2017, Prospectus Supplement No. 9 dated August 25, 2017, Prospectus Supplement No. 10 dated September 5, 2017, and Prospectus Supplement No. 11 dated September 22, 2017)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 12 supplements the information contained in the Prospectus, dated as of April 28, 2017, as supplemented by Prospectus Supplement No. 1 dated May 22, 2017, Prospectus Supplement No. 2 dated May 22, 2017, Prospectus Supplement No. 3 dated June 2, 2017, Prospectus Supplement No. 4 dated June 14, 2017, Prospectus Supplement No. 5 dated June 26, 2017, Prospectus Supplement No. 6 dated June 30, 2017, Prospectus Supplement No. 7 dated August 3, 2017, Prospectus Supplement No. 8 dated August 14, 2017, Prospectus Supplement No. 9 dated August 25, 2017, Prospectus Supplement No. 10 dated September 5, 2017, and Prospectus Supplement No. 11 dated September 22, 2017, relating to the resale of up to 133,674,598 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 12 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 27, 2017.

You should read this Prospectus Supplement No. 12 in conjunction with the Prospectus. This Prospectus Supplement No. 12 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 12 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 12 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 27, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2017

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-55415 (Commission File Number)	99-0376434 (I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to IP Security Agreement

On October 23, 2017, Enumeral Biomedical Holdings, Inc. (the “Company”) and Enumeral Biomedical Corp., a wholly-owned subsidiary of the Company (the “Subsidiary” and, together with the Company, the “Grantors”) entered into Amendment No. 1 to Intellectual Property Security Agreement (the “Amendment”) with certain Subscribers (as defined below). The Amendment amends that certain Intellectual Property Security Agreement (the “Security Agreement”), dated as of May 19, 2017, by and among the Grantors, those persons and entities (each, a “Subscriber” and, collectively, the “Subscribers”) named in the Omnibus Signature Pages to that certain Subscription Agreement, dated as of May 19, 2017, between the Company and the Subscribers, relating to units consisting of the Company’s 12% Senior Convertible Secured Promissory Notes (the “Notes”) and warrants to purchase shares of the Company’s common stock, and Intuitive Venture Partners, LLC, in its capacity as the collateral agent for the noteholders.

The Subscribers who entered into the Amendment constitute Majority Holders (as defined in the Security Agreement).

Pursuant to the terms of the Amendment, the Security Agreement is amended to exclude from the definition of collateral in the Security Agreement all intellectual property and other assets related to (a) the Grantors’ TIM-3 antibody program, including but not limited to provisional patent application number 62/470855 filed on or about March 13, 2017 (collectively, the “TIM-3 Assets”), and (b) the Grantors’ CD39 antibody program (the “CD39 Assets” and, together with the TIM-3 Assets, the “Excluded Assets”), and to terminate the security interest held by the holders of the Notes in such Excluded Assets.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the form of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Asset Purchase Agreement

On October 27, 2017, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Elpiscience Biopharmaceuticals, Inc. (the “Buyer”). Pursuant to the terms of the Purchase Agreement, the Company sold, assigned and transferred all of its right, title and interest in and to specified assets of the Company’s TIM-3 antibody program and CD39 antibody program in consideration for a cash payment from the Buyer in the amount of $300,000. The Purchase Agreement also includes customary representations and warranties.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017. The Company intends to seek confidential treatment for certain portions of the Purchase Agreement.

As of the date of this filing, and after giving effect to the net proceeds from the Purchase Agreement described above, the Company does not have sufficient cash resources to continue to fund its operations and pay all of its outstanding creditors. The Company is continuing the process of winding down its operations, disposing of its remaining assets, and resolving its outstanding debts. The Company’s liquidity is dependent on its ability to manage all elements of this process in a manner favorable to the Company. As the Company winds down its operations, it continues to consider possible transactions pursuant to which it may sell its remaining assets, and/or effect a strategic transaction, such as a merger. If the Company is unable to effect one or more such transactions, the Company may be compelled to commence liquidation or bankruptcy proceedings.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Amendment No. 1 to Intellectual Property Security Agreement, dated as of October 23, 2017, by and among Enumeral Biomedical Holdings, Inc., Enumeral Biomedical Corp., and certain Subscribers who constitute Majority Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated:	October 27, 2017	By:	/s/	Kevin G. Sarney
			Name:	Kevin G. Sarney
			Title:	Interim Chief Executive Officer and
President, Vice President of Finance,
Chief Accounting Officer and
Treasurer

Exhibit Index

Exhibit Number	Description
10.1	Form of Amendment No. 1 to Intellectual Property Security Agreement, dated as of October 23, 2017, by and among Enumeral Biomedical Holdings, Inc., Enumeral Biomedical Corp., and certain Subscribers who constitute Majority Holders.

Exhibit 10.1

AMENDMENT NO. 1 To

INTELLECTUAL PROPERTY SECURITY Agreement

This Amendment No. 1 to Intellectual Property Security Agreement (this “Amendment”) is made and entered into effective as of October 23, 2017, by and among Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”), Enumeral Biomedical Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary” and, together with the Company, the “Grantors”), and each of the Subscribers (as defined below) who have executed counterpart signature page(s) hereto.

This Amendment amends that certain Intellectual Property Security Agreement (the “Agreement”), dated as of May 19, 2017, by and among the Grantors, those persons and entities (each, a “Subscriber” and, collectively, the “Subscribers”) named in the Omnibus Signature Pages to the Subscription Agreement, dated as of May 19, 2017 (the “Subscription Agreement”), between the Company and the Subscribers, relating to units consisting of the Company’s 12% Senior Convertible Secured Promissory Notes (the “Notes”) and warrants to purchase shares of the Company’s common stock, and Intuitive Venture Partners, LLC, in its capacity as the Collateral Agent for the Noteholders.

Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement or, as applicable, the Subscription Agreement or the Notes.

WHEREAS, the Subscribers have made a secured loan to the Company, evidenced by the Notes, and the Notes provide that the Notes are to be secured by all the intellectual property rights of the Grantors; and

WHEREAS, the Agreement sets forth the terms and conditions pursuant to which the Grantors have granted to each Noteholder a security interest in the Collateral (as defined in the Agreement); and

WHEREAS, the Subscribers who have executed this Amendment constitute Majority Holders (as defined in the Agreement); and

WHEREAS, the parties hereto now desire to amend the Agreement to exclude from the definition of Collateral all Intellectual Property and other assets related to (a) the Grantors’ TIM-3 antibody program, including but not limited to provisional patent application number 62/470855 filed on or about March 13, 2017 (collectively, the “TIM-3 Assets”), and (b) the Grantors’ CD39 antibody program (the “CD39 Assets” and, together with the TIM-3 Assets, the “Excluded Assets”), and to terminate the Noteholders’ security interest in the Excluded Assets;

Now, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth herein, and pursuant to the terms and conditions of the Agreement, including but not limited to Section 10 thereof, the Grantors and the Majority Holders agree as follows:

1.	The definition of “Collateral” in the Agreement explicitly excludes (a) the TIM-3 Assets and (b) the CD39 Assets. The Noteholders shall no longer have a security interest in the Grantor’s right, title and interest in or to the Intellectual Property of the Excluded Assets, whether now owned or existing or hereafter acquired or arising, regardless of where located. For the avoidance of doubt, the Grantors may freely transfer or otherwise dispose of the Excluded Assets without condition or compensation to the Noteholders.
2.	The text of Schedule 2 to the Agreement is deleted in its entirety, and the text included in Appendix A attached hereto is inserted in lieu thereof (which removes the reference to provisional patent application number 62/470855).

Except as explicitly set forth herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail, which contains a portable document format (.pdf) file of an executed signature page, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail of a .pdf signature page were an original thereof.

[Remainder of Page Intentionally Left Blank]

This Amendment No. 1 to Intellectual Property Security Agreement is hereby executed as of the date first above written.

GRANTORS:

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:
Name:	Kevin G. Sarney
Title:	Interim President and Chief Executive Officer, Vice President of Finance, Chief Accounting Officer, and Treasurer

ENUMERAL BIOMEDICAL CORP.

By:
Name:	Kevin G. Sarney
Title:	President and Chief Executive Officer, Vice President of Finance, and Treasurer
Subscriber (individual): Print Name Signature	Subscriber (entity): Print Name of Entity By: Name: Title:

All Subscribers: Address

__________________________________

__________________________________

__________________________________

Appendix A

Schedule 2

Enumeral Patents

Subject	Jurisdiction	Application Number	Filing Date	Status	Patent No.
PD-1 Antibodies	US	14/975,769	19 Dec 2015	Pending
PD-1 Antibodies	US	15/152,192	11 May 2016	Pending
PD-1 Antibodies	PCT	PCT/US2015/066954	19 Dec 2015	Pending
PICTURE (cellular response profiling)	PCT	PCT/US2015/066955	19 Dec 2015	Pending
Microarray handling devices	US	15/061,718	4 Mar 2016	Pending
Microarray handling devices	PCT	PCT/US2017/020441	2 Mar 2017	Pending

Enumeral Trademarks

Mark	Jurisdiction	Application Number	Filing Date	Status	Registration Number	Registration Date
ENUMERAL	US	86613661	29 Apr 2015	Registered	4,866,434	8 Dec 2015
THE HUMAN APPROACH	US	86613591	29 Apr 2015	Registered	4,866,427	8 Dec 2015
THE POWER OF HUMAN	US	86613629	29 Apr 2015	Registered	4,866,429	8 Dec 2015
PICTURE	US	86613651	29 Apr 2015	Registered	4,884,761	12 Jan 2016